Exhibit 99.1

 Ethan Allen Announces Investor Meeting

DANBURY, CT (February 4, 2016) (Globe Newswire) - Ethan Allen Interiors Inc. (NYSE: ETH) (“Ethan Allen” or the “Company”) today announced that an Investor Meeting will be held at its international headquarters in Danbury, Conn., on February 17, 2016. The meeting will begin at 10:30 a.m.

“During the investor meeting, we will continue to focus on our strategies to grow sales and earnings and create long-term value for our stockholders. At our last investor conference in September 2015, we discussed having more meetings with our stockholders during the year to discuss our near and long-term strategies and our focus on high standards of corporate governance and Board involvement,” Chairman and CEO Farooq Kathwari stated.

Mr. Kathwari concluded, “While we do not want to focus on short-term results, we understand the keen analyst interest in our written orders in advance of the meeting. We are pleased that positive trends have continued in January, although the overall results always depend on the results of the full quarter.”

The Investor Meeting will be webcast and the live webcast and replay will be accessible via the Company's website at http://ethanallen.com/investors. Investors wishing to register to attend the meeting, where the Company will also be previewing its new Phase 4 product introductions, may contact the Company for registration information using the investor relations contact information below.

About Ethan Allen

Ethan Allen Interiors Inc. (NYSE: ETH) is a leading interior design company and manufacturer and retailer of quality home furnishings. The company offers complimentary interior design service to its clients and sells a full range of furniture products and decorative accessories through ethanallen.com and a network of approximately 300 Design Centers in the United States and abroad. Ethan Allen owns and operates nine manufacturing facilities including six manufacturing plants and one sawmill in the United States plus one plant each in Mexico and Honduras. Approximately seventy percent of its products are made in its North American plants. For more information on Ethan Allen's products and services, visit www.ethanallen.com.

Additional Information

This press release and related discussions contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect management’s current expectations concerning future events and results of the Company, and are subject to various assumptions, risks, and uncertainties, including specifically, and without limitation, those set forth in Part I, Item 1A “Risk Factors” of the 2015 Form 10-K. Accordingly, actual future events or results could differ materially from those contemplated by the forward-looking statements. The Company assumes no obligation to update or provide revision to any forward-looking statement at any time for any reason.

Ethan Allen Interiors Inc.

Investor / Media Contact:

Corey Whitely

Executive Vice President, Administration

Chief Financial Officer and Treasurer

cwhitely@ethanalleninc.com